Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT

dated as of

September 20, 2011

by and among

AFFINITY GAMING, LLC,

and

GOLDEN MARDI GRAS, INC.

ASSET PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of September 20, 2011 between Affinity Gaming, LLC, a Nevada limited liability company (“Buyer”), and Golden Mardi Gras, Inc., a Nevada corporation (“Seller”).

W I T N E S S E T H :

WHEREAS, on the date hereof, Buyer and Seller are concurrently entering into this Agreement and Buyer and an Affiliate (as defined below) of Seller are entering into an Asset and Stock Purchase Agreement with respect to the purchase and sale of the Slot Route Business (as defined below) and the Pahrump Casino Business (as defined below) (the “AG Agreement” and together with this Agreement, the “Purchase Agreements”);

WHEREAS, pursuant to the Purchase Agreements, Seller desires to sell the Business (as defined below) to Buyer, and in exchange, Buyer desires to sell the Slot Route Business and the Pahrump Casino Business to an Affiliate of Seller, on the terms and subject to the conditions set forth in the Purchase Agreements;

WHEREAS, in furtherance of the foregoing, Buyer desires to purchase the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Seller and its Subsidiaries, and Seller and its Subsidiaries desire to sell the Purchased Assets and transfer the Assumed Liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                             Definitions.  (a) As used herein (including in the Exhibits and Schedules hereto), the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or agreement, as trustee or executor or otherwise, and the terms “controlling”, “controlled” and “under common control with” have correlative meanings.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a

Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit A.

“Balance Sheet” means the unaudited carve-out balance sheet of the Business as of the Balance Sheet Date.

“Balance Sheet Date” means July 31, 2011.

“Black Hawk Casinos” means collectively, Golden Mardi Gras Casino, Golden Gates Casino and Golden Gulch Casino, each located in Black Hawk, Colorado, and owned and operated by Seller and its Subsidiaries.

“Black Hawk Casinos Cash” means, with respect to the Black Hawk Casinos, the cash at such casinos as described in Exhibit C.

“Business” means the business conducted by the Seller and its Subsidiaries involving the ownership, management and/or operation of the Black Hawk Casinos.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Employee” means any employee of Seller or any of its Subsidiaries or Affiliates who is employed in connection with the Business.

“Business Intellectual Property Rights” means the Intellectual Property Rights used by or in connection with the Business, other than as set forth on Section 2.03(j) of the Disclosure Schedule.

“Buyer Lender Consent” means (i) the written consent of Buyer’s existing lenders to the transactions contemplated by the Transaction Documents, or (ii) an executed commitment letter with respect to the refinancing of Buyer’s existing indebtedness which expressly consents to the transactions contemplated by the Transaction Documents, in either case, in form and substance reasonably acceptable to Buyer and, as to timing, certainty and the ability to meet all of Buyer’s obligations contemplated hereby, to Seller.  For the avoidance of doubt, the Buyer Lender Consent has the same meaning as the Seller Lender Consent (as defined in the AG Agreement).

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Cross License Agreement” means a Cross License Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit B, to be reasonably agreed upon by such parties on such terms as are consistent with the provisions contemplated by this Agreement.

“Deposit Amount” means $1,500,000.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer in accordance with this Agreement.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other plan, agreement or arrangement providing for compensation or employee benefits, in each case which is maintained, sponsored or contributed to by Seller or any ERISA Affiliate (or to which any such entity is otherwise a party), and which covers or benefits any Business Employee.

“Environmental Laws” means any Applicable Law relating to pollution or protection of human health, safety or the environment or the management or release of any pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or hazardous substances, wastes or materials.

“Environmental Liabilities” means any and all liabilities, obligations or commitments arising in connection with or relating to the Business (as currently or previously conducted), the Purchased Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental Law, whenever in effect (and including any matter disclosed or required to be disclosed in Section 3.18 of the Disclosure Schedule), including any liabilities, obligations or contaminants relating to any pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or hazardous substances, wastes or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person with whom the Seller or any of its Subsidiaries is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b)(1) of ERISA.

“Escrow Agent” means Nevada Title Company.

“Escrow Agreement” means an agreement by and between Buyer, Seller and the Escrow Agent in the form to be reasonably agreed upon by such parties on such terms as are consistent with the provisions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Gaming Approvals” means the actions set forth on Section 6.03 of the Disclosure Schedule and all licenses, approvals, authorizations, registrations, findings of suitability, entitlements, waivers and exemptions of, from or with any Gaming Authority required under applicable Gaming Laws in connection with the consummation of the transactions contemplated by this Agreement.

“Gaming Authorities” means those state, local and other governmental regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming in the State of Colorado, including, but not limited to, the Colorado Division of Gaming and the Colorado Limited Gaming Control Commission.

“Gaming Devices” means such devices as defined in C.R.S., 12-47.1-103 (10) and Colorado Gaming Regulation 47.1-106(13.5) and all other gaming equipment and paraphernalia that are not Excluded Assets.

“Gaming Laws” means all Applicable Laws pursuant to which any Gaming Authorities possess regulatory, licensing or permit the authority over the conduct of gaming within the State of Colorado, including, without limitation, the Limited Gaming Act of 1991, as amended, C.R.S., 12-47.1-101 et seq., and the Colorado Gaming Regulations, 1 C.C.R. 207-1, the regulations promulgated thereunder, and all applicable local gaming and liquor laws, ordinances and regulations, each as amended from time to time.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, commission, agency or official, including any political subdivision thereof, including, but not limited to, the Gaming Authorities and the Liquor Licensing Authorities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all outstanding obligations (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (iii) for the deferred purchase price of goods or services (other than trade payable or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) for any outstanding guarantees of any such obligations.

“Intellectual Property Right” means any (i) issued patent or pending patent application, (ii)  trademark, service mark, trade name, and domain name (including any registrations or applications for registration of any of the foregoing) and any goodwill associated with such trademark, service mark, trade name and domain name, (iii) trade secret, confidential information, copyright, computer software, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of    Blake Sartini, Rod Atamian and Matt Flandermeyer, after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Liquor Approvals” means all licenses and approvals of or from any Liquor Licensing Authority required under applicable Liquor Laws in connection with the consummation of the transactions contemplated by this Agreement.

“Liquor Laws” means any federal, state or local law, ordinance, code, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, from time to time, unless expressly specified otherwise

“Liquor Licensing Authorities” means the City of Black Hawk acting as the local licensing authority and the Executive Director of the Colorado Department of Revenue acting as the state licensing authority, and includes the Colorado Liquor & Tobacco Enforcement Division.

“Look-Back Date” means September 20, 2009.

“Material Adverse Effect” means any change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Business, Purchased Assets, Assumed Liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or which would have a materially adverse effect on the ability of Seller to consummate the transactions contemplated hereby except for any such effect (i) to the extent relating to any Excluded Asset or Excluded Liability, (ii) taken into account in determining Seller Asset Value or Working Capital (unless such change, effect, development or occurrence would reasonably be expected to result in a decrease to Seller Asset Value or Working Capital of $20,000,000 or more (without giving effect to the minimum value provided for in the determination of Seller EBITDA set forth in Section 2.08(a)(ii))), or (iii) resulting from or arising in connection with (A) this

Agreement or the transactions contemplated hereby, including the taking of any action contemplated by this Agreement, compliance by Seller with its covenants hereunder or the announcement or consummation of this Agreement or such transactions, (B) changes or conditions affecting generally the industries in which the Business operates, (C) changes in Applicable Laws or accounting standards, principles or interpretations of general application, (D) changes in economic, regulatory or political conditions generally or (E) changes attributable to actions or omissions of Buyer or any of its Affiliates, unless in the case of clauses (B), (C) or (D), such change, effect, development or occurrence has a materially disproportionate effect on the Business as compared with other participants operating in the industry in which the Business operates.

“New Sub” means a Nevada limited liability company that is wholly-owned by Seller or one of its Subsidiaries and is formed solely for the purpose of the Pre-Closing Contribution and is disregarded as an entity separate from Seller for U.S. federal and, where applicable, state and local income tax purposes.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Pahrump Casinos Business” has the meaning set forth in the AG Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives.

“Retained Businesses” means all businesses conducted by Seller or any of its Subsidiaries other than the Business.

“Retained Subsidiaries” means all of the Subsidiaries of Seller other than New Sub, if it is formed.

“Seller Lender Consent” means (i) the written consent of Seller’s and Golden Gaming, Inc.’s existing lenders to the transactions contemplated by the Transaction Documents, or (ii) an executed commitment letter with respect to the refinancing of Golden Gaming, Inc.’s and Seller’s existing indebtedness which expressly consents to the transactions contemplated by the Transaction Documents, in either case, in form and substance reasonably acceptable to Seller and, as to timing, certainty and the ability to meet all of Seller’s obligations contemplated hereby, to Buyer.  For the avoidance of doubt, the Seller Lender Consent has the same meaning as the Buyer Lender Consent (as defined in the AG Agreement).

“Slot Route Business” has the meaning set forth in the AG Agreement.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Target Black Hawk Casinos Cash” means Black Hawk Casinos Cash in an amount equal to $1,258,017.

“Target Working Capital Amount” means $0.

“Tax” means any (a) tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), whether disputed or not, together with all estimated taxes, deficiency assessments, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign) and (b) liability for the payment of any amounts of the type described in clause (a)  as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including as a transferee or successor, or by contract.

“Transaction Documents” means this Agreement, the AG Agreement, the Assignment and Assumption Agreement, the Cross License Agreement and the Escrow Agreement.

“Working Capital” has the meaning set forth on Exhibit C.

Section 1.02.                             Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
PURCHASE AND SALE

Section 2.01.                             Reserved.

Section 2.02.                             Purchase and Sale of the Purchased Assets.  Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and the Retained Subsidiaries and Seller agrees to, and to cause the Retained Subsidiaries to, sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of any Liens, other than Permitted Liens, all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under the assets, properties and business, of every kind and description, owned, held or used in the conduct of the Business by Seller or any of the Retained Subsidiaries as the same shall exist on the Closing Date (except for the Excluded Assets) (the “Purchased Assets”).  Purchased Assets include all right, title and interest of Seller and the Retained Subsidiaries in, to and under the following that are owned, held or used in the conduct of the Business (but excluding any Excluded Assets):

(a)                                  the Working Capital of the Business;

(b)                                 the Real Property, together with all buildings, fixtures and improvements erected thereon, at each of Black Hawk Casinos, in each case located at the address set forth on Section 2.02(b) of the Disclosure Schedule;

(c)                                  all personal property and interests therein located at the Real Property of the Black Hawk Casinos including, without limitation, all Gaming Devices;

(d)                                 all supplies and spare parts and other inventories, including food and beverages, and maintenance and housekeeping supplies of the Business located at the Real Property at each of the Black Hawk Casinos;

(e)                                  all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments

(collectively, the “Contracts”) listed on Schedule 2.02(e) of the Disclosure Schedule;

(f)                                    all trade accounts receivable and the receivables to the extent relating to the Business described on Exhibit C;

(g)                                 all prepaid assets to the extent relating to the Business described on Exhibit C;

(h)                                 all Business Intellectual Property Rights of the Business listed on Schedule 2.02(h) of the Disclosure Schedule;

(i)                                     all transferable licenses, permits or other governmental authorizations listed on Schedule 2.02(i) of the Disclosure Schedule;

(j)                                     all books, records, files and papers, including customer databases, in the same format the Seller and its Subsidiaries maintain the same in the course of operating the Business, including any information relating to any Tax imposed on the Purchased Assets;

(k)                                  all rights, titles and assets of the Employee Plans set forth on Section 2.02(k) of the Disclosure Schedules (“Assumed Plans”);

(l)                                     all gaming chips and tokens, including, without limitation, all (i) Gaming Device tokens not currently in circulation and (ii) “reserve” chips, if any, not currently in circulation; and

(m)                               an amount of Black Hawk Casinos Cash equal to Target Black Hawk Casinos Cash.

Section 2.03.                             Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller and the Retained Subsidiaries (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)                                  all of Seller’s and the Retained Subsidiaries’ cash and cash equivalents on hand and in banks and all Black Hawk Casinos Cash (other than an amount of cash equal to Target Black Hawk Casinos Cash);

(b)                                 subject to Section 2.13, life insurance policies of Business Employees and all other insurance policies relating to the operation of the Business;

(c)                                  all Intellectual Property Rights (other than the Business Intellectual Property Rights and those materials set forth in Section 2.02), including the marks and names set forth in Section 2.03 of the Disclosure Schedule (the “Seller Trademarks and Tradenames”), computer software licensed to Seller on an enterprise basis, and computer hardware used by Seller or any of its Retailed Subsidiaries (including, all such software and hardware utilized by Seller or any of its Retained Subsidiaries to operate its corporate office or other casino properties);

(d)                                 all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of Seller and the Retained Subsidiaries;

(e)                                  all rights of Seller or any of the Retained Subsidiaries arising under the Transaction Documents or the transactions contemplated thereby;

(f)                                    all Purchased Assets sold or otherwise disposed of in the ordinary course of business (and otherwise in compliance with the terms of this Agreement) during the period from the date hereof until the Closing Date;

(g)                                 all claims for and rights to receive Tax refunds with respect to the Purchased Assets for Pre-Closing Tax Periods;

(h)                                 all rights, titles and assets of the Employee Plans other than the Assumed Plans; and

(i)                                     [Reserved]

(j)                                     the property and assets described in Section 2.03(j) of the Disclosure Schedule.

Section 2.04.                             Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume all debts, obligations, contracts and liabilities of Seller or any of the Retained Subsidiaries of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) relating to or arising out of the Purchased Assets or the conduct of the Business, except for the Excluded Liabilities (the “Assumed Liabilities”), including the following:

(a)                                  all Working Capital liabilities as of the Closing Date as reflected in calculation of the Final Working Capital Amount;

(b)                                 all liabilities and obligations of Seller or any of the Retained Subsidiaries arising under the Contracts listed on Schedule 2.02(e);

(c)                                  all Environmental Liabilities;

(d)                                 all liabilities, obligations and commitments assumed by Buyer or for which Buyer is otherwise responsible pursuant to Article 8;

(e)                                  all liabilities, obligations and commitments relating to the Transferred Employees’ employment with Buyer or its Subsidiaries during the period after the Closing Date or, if later, the date such individual becomes a Transferred Employee; and

(f)                                    all liabilities, obligations and commitments relating to the Assumed Plans.

Buyer’s obligations under this Section 2.04 shall not be subject to offset or reduction, whether by reason of any actual or alleged breach of any representation, warranty or covenant contained in the Transaction Documents or any other agreement or document delivered in connection herewith or therewith or any right to indemnification hereunder or otherwise.  Anything in this Agreement to the contrary notwithstanding, under no circumstances shall Buyer assume any liabilities (including Environmental Liabilities) relating to or arising in connection with the operation by Seller (or any of its successors or assigns, or any of its Affiliates) of any business other than the Business.

Section 2.05.                             Excluded Liabilities.  Buyer is assuming only the Assumed Liabilities from Seller and the Retained Subsidiaries and is not assuming any other liability or obligation of Seller or any of the Retained Subsidiaries of whatever nature, whether presently in existence or arising hereafter (other than any such liabilities that Buyer acquires pursuant to its purchase of the equity interests of New Sub, if it is formed).  All such other liabilities and obligations (other than any such liabilities acquired by Buyer pursuant to its purchase of the equity interests of New Sub, if it is formed, or expressly assumed by Buyer in Section 2.04) shall be retained by and remain obligations and liabilities of Seller or the Retained Subsidiaries, as applicable (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), including the following:

(a)                                  all liabilities and obligations to the extent arising out of or relating to the operation or conduct by Seller or any of its Subsidiaries of any Retained Business;

(b)                                 all liabilities and obligations to the extent arising out of or relating to any Excluded Asset;

(c)                                  all liabilities, obligations and commitments in respect of Taxes other than those liabilities, obligations and commitments assumed by Buyer under Section 2.04(a) or for which Buyer is otherwise responsible pursuant to Article 8;

(d)                                 all liabilities, obligations and commitments relating to current or former employees of Seller, any ERISA Affiliate,  or any of the Retained Subsidiaries, all liabilities, obligations and commitments relating to current or former Business Employees other than those described in

Section 2.04(e), and all liabilities, obligations and commitments relating to any Employee Plan (other than an Assumed Plan) or any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates;

(e)                                  all liabilities related to any fines or penalties imposed against the Seller (or with respect to the Business or any Purchased Asset) by any Governmental Authority prior to the Closing Date;

(f)                                    all liabilities other than Assumed Liabilities;

(g)                                 all Indebtedness other than as set forth on Schedule 2.05(g) of the Disclosure Schedules;

(h)                                 all liabilities (including Environmental Liabilities) relating to or arising in connection with the operation by Seller (or any of its successors or assigns, or any of its Affiliates) of any business other than the Business; and

(i)                                     all obligations to any broker, finder or agent for any investment banking or brokerage fees, finders fees or commission relating to the transactions contemplated by this Agreement and any other fees and expenses for which Seller is responsible pursuant to Section 13.03.

Section 2.06.                             Restructuring.  Before the later of (i) 30 days after the date hereof and (ii) 5 Business Days after Seller delivers the Seller Lender Consent, Seller may elect (by written notice to Buyer), solely at Seller’s cost and expense, to (i) contribute, sell, convey, transfer, assign and/or deliver to New Sub, and cause the Retained Subsidiaries to contribute, sell, convey, transfer, assign and/or deliver to New Sub, all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under the Purchased Assets (other than the Excluded Assets), free and clear of any Excluded Liabilities and Liens, other than Permitted Liens, and (ii) contribute and/or assign to New Sub, and cause the Retained Subsidiaries to contribute and/or assign to New Sub, all of the Assumed Liabilities (the transactions contemplated by clauses (i) and (ii), collectively, the “Pre-Closing Contribution”).  If the Pre-Closing Contribution occurs, Seller’s obligations to sell the Purchased Assets and assign the Assumed Liabilities to Buyer, and Buyer’s obligations to purchase the Purchased Assets and assume the Assumed Liabilities from Seller, shall be deemed satisfied upon the purchase of the equity interests of New Sub by Buyer from Seller.  In connection with any Pre-Closing Contribution, Seller will endeavor to obtain, as promptly as practicable, each of the consents and approvals with respect to New Sub set forth on Section 2.06 of the Disclosure Schedule; provided however, that in the event any such consent or approval is not obtained on or prior to the Closing Date, and the failure to obtain such consent or approval would delay the timing of or otherwise impair the Closing, Seller shall be obligated to sell the Purchased Assets, and Buyer shall be obligated to assume the Assumed Liabilities, as otherwise contemplated under this Agreement.

Section 2.07.                             Limitation on Assignment of Purchased Assets.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of, or other action by, any third party or Governmental Authority, would constitute a breach or in any way adversely affect the rights of Buyer or Seller or any of their respective Affiliates thereunder.  If such consent is not obtained or such other action is not taken, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

Section 2.08.                             Purchase Price:  Estimated Adjustment; Estimated Working Capital.

(a)                                  Subject to adjustment as set forth in Section 2.11, Buyer shall purchase the Business for an amount equal to the Seller Asset Value (as defined below) (the “Purchase Price”) and the Assumed Liabilities.  At least 5 Business Days prior to the Closing Date:

(i)                                     Seller shall deliver to Buyer a certificate executed on behalf of Seller, dated the date of delivery, stating that there has been conducted under the supervision of such officer a review of the information and data then available, and setting forth  a reasonably detailed calculation of the Seller Asset Value (as defined below) (the “Estimated Seller Asset Value”); and

(ii)                                  “Seller Asset Value” shall mean an amount equal to (A) 7.25 multiplied by (B) the trailing twelve month EBITDA of the Business determined in accordance with Section 2.08(a) of the Disclosure Schedule (the “Seller EBITDA”), calculated through the end of the last full calendar month that is 30 days prior to the Closing Date; provided that (X) if Seller EBITDA exceeds $12,727,805, Buyer and Seller agree to use a Seller EBITDA amount equal to $12,727,805 to calculate Seller Asset Value, or (Y) if Seller EBITDA is less than $10,519,327 , Buyer and Seller agree to use a Seller EBITDA amount equal to $10,519,327 to calculate Seller Asset Value.  Section 2.08(a) of the Disclosure Schedule sets forth a good faith determination of Seller EBITDA, calculated for the trailing twelve month period ending on July 31, 2011.

(b)                                 At least 5 Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller, dated the date of delivery, stating that there has been conducted under the supervision of such officer a review of the information and data then available and setting forth an estimated balance sheet of the Business as of the Closing Date prepared in good faith in the form of the Balance Sheet (the “Pre-Closing Balance Sheet”) and a good faith estimate of the aggregate amount of Working Capital of the Business as of the Closing Date based on the Pre-Closing Balance Sheet (the “Pre-Closing Closing Statement”), which shall quantify in reasonable detail the items constituting such Working Capital.   The Pre-Closing Balance Sheet shall be prepared in accordance with GAAP and shall be in substantially the form of the Balance Sheet.

(c)                                  At the Closing, if the Estimated Seller Asset Value is greater than the Estimated Seller Asset Value (within the meaning of such term as it is used and defined in the AG Agreement), Buyer shall pay to Seller an amount in cash equal to (i) the Estimated Seller Asset Value minus (ii) the Estimated Seller Asset Value (within the meaning of such term as it is used and defined in the AG Agreement).   The amount payable pursuant to this Section 2.08(c) or Section 2.08(c) of the AG Agreement is referred to herein as the “Estimated Adjustment Amount”.

Section 2.09.                             Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets (or the equity interests of New Sub, if it is formed) and the assumption of the Assumed Liabilities hereunder shall take place at Jones Vargas, 3773 Howard Hughes Parkway, Third Floor South, Las Vegas, Nevada 89169, as soon as possible, but in no event later than five Business Days, after satisfaction (or, to the extent permitted by Applicable Law, waiver) of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Applicable Law, waiver of those conditions), or at such other time or place as Buyer and Seller may agree.  At the Closing:

(a)                                  Seller and Buyer shall enter into the Transaction Documents (other than the Purchase Agreements);

(b)                                 Seller shall, or shall cause its Subsidiaries to, deliver to Buyer certificates for the equity interests of New Sub, if it is formed, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto; and

(c)                                  If the Pre-Closing Contribution has not occurred, Seller shall, or shall cause its Subsidiaries to, deliver to Buyer such deeds (in proper statutory form for recording), bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets and to evidence Buyer’s assumption of the Assumed Liabilities.

Section 2.10.                             Closing Statement.  (a) As promptly as practicable, but no later than 60 days, after the Closing Date, Buyer will cause to be prepared and delivered to Seller a closing statement (the “Closing Statement”) setting forth Buyer’s calculation of (i) Working Capital, including all components thereof, and (ii) the Seller Asset Value.

(b)                                 If Seller disagrees with Buyer’s calculation of Working Capital or the Seller Asset Value delivered pursuant to Section 2.10(a), Seller may, within 45 days after delivery of the documents referred to in Section 2.10(a), deliver a notice to Buyer disagreeing with such calculation and which specifies Seller’s calculation of such amount and, in reasonable detail, Seller’s grounds for such disagreement.  Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees (each, a “Disputed Item”), and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Working Capital and the Seller Asset Value delivered pursuant to Section 2.10(a).

(c)                                  If a notice of disagreement shall be duly delivered pursuant to Section 2.10(b), Buyer and Seller shall, during the 30 days following such delivery, use their best efforts to reach agreement on the Disputed Items or amounts in order to determine Working Capital and the Seller Asset Value.  If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter jointly retain an Accounting Referee and cause such Accounting Referee promptly to review this Agreement and the Disputed Items for the purpose of calculating Working Capital and the Seller Asset Value.  In making such calculation, such Accounting Referee shall consider only the Disputed Items, and the determination of such Accounting Referee with respect to each Disputed Item shall be an amount within the range established with respect to such Disputed Item by Buyer’s calculation delivered pursuant to Section 2.10(a), on the one hand, and Seller’s calculation delivered pursuant to Section 2.10(b), on the other hand.  Such Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation.  Such report shall be final and binding upon Buyer and Seller.  The cost of such review and report shall be borne equally by Buyer and Seller.

(d)                                 Buyer and Seller agree that they will cooperate and assist in the preparation of the Closing Statement and the calculation of Working Capital and the Seller Asset Value and in the conduct of the reviews referred to in this Section 2.10, including by making available to the extent necessary books, records, work papers and personnel.

Section 2.11.                             Post-Closing Adjustment.

(a)                                  If the Final Working Capital Amount exceeds the Target Working Capital Amount, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.11(c), the amount of such excess.  If the Target Working Capital Amount exceeds the Final Working Capital Amount, Seller shall pay to

Buyer, in the manner and with interest as provided in Section 2.11(c), the amount of such excess.

(b)                                 If the Final Seller Asset Value exceeds the Final Seller Asset Value (within the meaning of such term as it is used and defined in the AG Agreement) (the amount of such difference, the “Final Adjustment Amount”), Buyer or Seller, as the applicable, shall pay to the other party, in the manner and with interest as provided in Section 2.11(c), an amount such that the payment pursuant to this Section 2.11(b), when taken together with payment of the Estimated Adjustment Amount, results in a net payment to Buyer equal to the Final Adjustment Amount.

(c)                                  “Final Working Capital Amount” and “Final Seller Asset Value” mean, respectively, Working Capital and the Seller Asset Value (i) as shown in Seller’s calculation delivered pursuant to Section 2.11(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.11(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.11(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.11(c); provided that in no event shall Final Working Capital Amount or Final Seller Asset Value be less than as set forth in Buyer’s calculation delivered pursuant to Section 2.10(a) or more than as set forth in Seller’s calculation delivered pursuant to Section 2.10(b).

(d)                                 Any payment pursuant to this Section 2.11 shall be made at a mutually convenient time and place, within 10 days after Final Working Capital Amount, Final Seller Asset Value and Final Seller Asset Value (within the meaning of such term as it is used and defined in the AG Agreement) have all been finally determined, by delivery by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to such account or accounts of such other party as may be designated by such other party.  The amount of any payment to be made pursuant to this Section 2.11 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in The Wall Street Journal in effect as of the Closing Date.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.12.                             Allocation of Seller Asset Value.

(a)                                  Buyer and Seller agree to allocate the Estimated Seller Asset Value, the Assumed Liabilities and all other relevant items among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Principles”).  No later than 60 days after the Closing Date, Seller shall deliver to Buyer an allocation of the Estimated Seller Asset Value and the Assumed Liabilities (and all other relevant items) as of the Closing Date determined in a manner consistent with the Allocation Principles (the

“Seller Asset Value Allocation”).  Buyer shall have 30 days from receipt of the Seller Asset Value Allocation to notify Seller if it objects to any part of the allocation.  If Buyer notifies Seller that it objects to any part of the allocation, Seller and Buyer shall attempt to resolve such dispute.  If any dispute regarding the Seller Asset Value Allocation remains unresolved after one hundred and twenty (120) days after the Closing Date, then such disagreement shall be immediately submitted to Ernst & Young LLP (the “Accounting Referee”), which shall be instructed to resolve such disagreement within thirty (30) days after such disagreement is submitted to it for resolution and shall notify Buyer and Seller in writing of its resolution.  The Accounting Referee’s resolution of the disagreement shall be final and binding on Buyer and Seller.  The parties agree to act in accordance with the computations and allocations as determined pursuant to this section in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law, and to cooperate in the preparation of any such forms and to file such forms in the manner required by Applicable Law.

(b)                                 If an adjustment is made with respect to Final Working Capital Amount or the Final Seller Asset Value pursuant to Section 2.11, the Seller Asset Value Allocation shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller.  In the event that an agreement is not reached within 20 days after the determination of each of the Final Working Capital Amount and the Final Seller Asset Value, any disputed items shall be resolved in the manner described in Section 2.12(a).  Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Seller Asset Value Allocation as adjusted in the manner described in Section 2.12(a).

Section 2.13.                             Insurance Proceeds.  If any of the Black Hawk Casinos is destroyed or damaged or taken in condemnation following the date hereof, the insurance proceeds or condemnation award with respect thereto shall be a Purchased Asset.  At the Closing, the Seller shall pay or credit to Buyer any such insurance proceeds or condemnation awards received by it on or prior to the Closing and shall assign to or assert for the benefit of Buyer all of its rights against any insurance companies, Governmental Authorities and others with respect to such damage, destruction or condemnation.  As and to the extent there is available insurance under policies maintained by the Seller, predecessors and successors in respect of any Assumed Liability, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, the Seller shall cause such insurance to be applied toward the payment of such Assumed Liability.  The provisions of this Section 2.13 shall not effect the right of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations hereunder contained in Section 10.02(d) has not been fulfilled.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Disclosure Schedule, Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing that:

Section 3.01.                             Corporate Existence and Power.  Seller is corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 3.02.                             Corporate Authorization.  The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within Seller’s corporate powers and have been duly authorized by all necessary action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller.  Each other Transaction Document will be duly and validly executed by Seller at or prior to the Closing and, upon such execution and delivery by Seller and the due and valid execution and delivery of such Transaction Document by each other party thereto, will constitute a valid and binding agreement of Seller.

Section 3.03.                             Governmental Authorization.  The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the Gaming Approvals, (ii) compliance with any applicable requirements of the HSR Act and the 1934 Act; (iii) compliance with the regulatory requirements set forth in Section 3.05 of the Disclosure Schedule; and (iv) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Seller to perform its obligations hereunder.

Section 3.04.                             Noncontravention.  The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the certificate of incorporation or bylaws (or similar organizational documents) of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, or (iii) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens.

Section 3.05.                             Required Consents.  Section 3.05 of the Disclosure Schedule sets forth each material agreement or other material instrument binding upon Seller or its Subsidiaries requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement (the “Required Consents”).

Section 3.06.                             Reserved.

Section 3.07.                             Financial Statements.  The unaudited carve-out balance sheet of the Business as of July 31, 2011 (a) is set forth in Section 3.07 of the Disclosure Schedule and (b) fairly presents the financial condition of the Business as of the date thereof.

Section 3.08.                             Absence of Certain Changes.  Except in connection with the transactions contemplated by this Agreement, and for those matters set forth on Section 3.08 of the Disclosure Schedule, since the Look-Back Date, (a) the Business has been conducted in the ordinary course consistent with Seller’s past practice, (b) there has not been any change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (c) Seller has not taken any action, which if taken without the consent of Buyer after the date hereof, would be prohibited under Section 5.01.

Section 3.09.                             Material Contracts.  Except as set forth on Section 3.09 of the Disclosure Schedule, with respect to the Business, since the Look-Back Date, neither Seller nor any of its Subsidiaries has entered into:

(i)                                     any lease (whether of real or personal property) requiring (A) annual rentals of $50,000 or more or (B) aggregate payments by Seller and its Subsidiaries of $50,000 or more, in the case of each of clauses (A) and (B) that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;

(ii)                                  any agreement for the purchase of materials, supplies, goods, services, equipment or other assets requiring for either (A) annual payments by Seller or any of its Subsidiaries of $50,000 or more or (B) aggregate payments by Seller or any of its Subsidiaries of $50,000 or more, in each case that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;

(iii)                               any sales, distribution or other similar agreement providing for the sale by Seller or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that requires annual payments to Seller or any of its Subsidiaries of $50,000 or more;

(iv)                              any material partnership, joint venture or other similar agreement or arrangement;

(v)                                 any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); or

(vi)                              any material agreement with or for the benefit of any Affiliate of Seller that will not be terminated at or prior to the Closing without creation of any liability that would be an Assumed Liability.

Section 3.10.                             Litigation.  Except as set forth on Section 3.10 of the Disclosure Schedules, as of the date of this Agreement, there is no (and since the Look-Back Date there has been no) material action, suit, investigation or proceeding pending against, or to the knowledge of Seller, currently threatened against or affecting, the Business before any arbitrator or any Governmental Authority.

Section 3.11.                             Compliance with Laws and Court Orders.  Neither Seller nor any of its Subsidiaries is (or since the Look-Back Date has been) in material violation of any material Applicable Law relating to the conduct of the Business.

Section 3.12.                             Properties; Liens.  (a) Section 3.12 of the Disclosure Schedule correctly describes all real property used or held for use exclusively by the Business which Seller or any of its Subsidiaries owns, leases, operates or subleases (the “Real Property”).

(b)                                 Seller or a Subsidiary of Seller, as the case may be, has good title to, or in the case of any leased Real Property or personal property has valid leasehold interests in, all Purchased Assets and all assets of New Sub, if it is formed, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with Seller’s past practice.

(c)                                  No Purchased Asset or any asset of New Sub, if it is formed, is subject to any Lien, except for Liens disclosed in Section 3.12(c)(i) of the Disclosure Schedule.  As of the Closing, the Purchased Assets and any assets of New Sub, if it is formed, shall be free and clear of all Liens other than Liens described in Section 3.12(c)(ii) of the Disclosure Schedule (collectively, the “Permitted Liens”).

Section 3.13.                             Intellectual Property.  (a) Section 3.13(a) of the Disclosure Schedule contains a list of all registrations and applications for registration owned by Seller and included in the Business Intellectual Property Rights.

(b)                                 Seller or a Subsidiary of Seller owns or has the right to use the Business Intellectual Property Rights, and no proceedings have been instituted since the Look-Back Date, are pending or, to the knowledge of Seller, threatened as of the date of this Agreement which challenges any rights in respect of any of the Business Intellectual Property Rights or the validity thereof (other than office actions issued in the ordinary course of prosecution of any pending patent applications or applications for registration of other Intellectual Property Rights).

(c)                                  No Business Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement arising following the Look-Back Date that restricts the use thereof by Seller with respect to the Business or restricting the licensing thereof by Seller to any third party.  To the knowledge of Seller, all registrations with and applications to Governmental Authorities in respect of the Business Intellectual Property Rights are valid and in full force and effect.

(d)                                 There are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by Seller in respect of such Intellectual Property Right.  Since the Look-Back Date, Seller is not, nor has it received any notice that it is, in default (or with the giving notice of lapse of time or both, would be in default) under any Contract to use the Business Intellectual Property Rights.

(e)                                  Since the Look-Back Date, Seller and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of its material trade secrets in respect of the Business.

(f)                                    To the knowledge of Seller, no Business Intellectual Property Right is being infringed by any other Person.  Since the Look-Back Date, Seller has not received notice that Seller is infringing any Intellectual Property Right of any other Person in connection with the conduct of the Business, no claim is pending or, to the knowledge of Seller, threatened and, to the knowledge of Seller, Seller is not infringing any Intellectual Property Right of any other Person in connection with the conduct of the Business.

Section 3.14.                             Sufficiency of Purchased Assets.  The Purchased Assets together with the property and assets of New Sub, if it is formed, and the Intellectual Property Rights to be licensed to Buyer pursuant to the Cross License Agreement constitute all of the property and assets used or held for use in the Business by Seller or any of its Subsidiaries except for the Excluded Assets, and, together with the services, occupancy and other rights to be provided to Buyer pursuant to Section 7.01(d), constitute all of the properties and assets necessary to conduct the Business as currently conducted by Seller and its Subsidiaries (other than with respect to the Excluded Assets).

Section 3.15.                             Permits.  Seller and its Subsidiaries possess all material permits, approvals, orders authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Authority necessary for the operation of the Business as currently conducted as of the date of this Agreement.

Section 3.16.                             Finders’ Fees.  Other than Macquarie Capital, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 3.17.                             Employee Benefit Plans. (a) Seller has made available to Buyer copies of each Assumed Plan.

(b)                                 None of the Employee Plans is subject to Title IV of ERISA or is a multiemployer plan as defined in Section 3(37) of ERISA. Neither the Seller  nor any ERISA Affiliate sponsors, contributes to, or otherwise has any actual or potential liability with respect to, any employee benefit plan subject to Title IV of ERISA.  No Employee Plan provides post-retirement or post-employment medical or health benefits, except as required by ERISA or the Code.

(c)                                  Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, or is in the form of a prototype plan document which is the subject of a favorable opinion letter form the Internal Revenue Service.  Each Assumed Plan has been maintained in compliance with its terms and all Applicable Law in all material respects.

(d)                                 None of the Business Employees are subject to or covered by any collective bargaining agreement or are represented by any labor union.

Section 3.18.                             Environmental Compliance.  Except as set forth on Section 3.18 of the Disclosure Schedule:

(a)                                  (i) no written notice, order, request for information, complaint or penalty has been received by Seller or any of its Subsidiaries since the Look-Back Date, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened against Seller or any of its Subsidiaries as of the date of this Agreement, in the case of each of (i) and (ii), which allege a material violation of or material liability under any Environmental Law and relate to the Purchased Assets or the assets of New Sub, if it is formed;

(b)                                 Seller has complied with all applicable Environmental Law (as in effect on the date this representation is made) since the Look-Back Date and has obtained or caused to be obtained all permits required by Environmental Law for the Seller’s operation of the Purchased Assets and New Sub’s (if it is formed) operation of its assets to comply with all applicable Environmental Laws (as in effect on the date this representation is made) and Seller and its Subsidiaries are in compliance with the terms of such permits as of the date of this Agreement; and

(c)                                  To the knowledge of Seller, no facts or circumstances exist or events have occurred relating to the Purchased Assets or New Sub, if it is formed, that have given or could give rise to any material obligation or liability under any Environmental Law or could prevent or hinder future compliance with any Environmental Law in any material respect.

Section 3.19.                             Complimentaries.  Seller is not committed to any material complimentary arrangement for food or beverage for any guest or client of the Business entered into after the Look-Back Date (other than in accordance with past practice).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing that:

Section 4.01.                             Corporate Existence and Power.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of Nevada and has all limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.                             Corporate Authorization.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer.  Each other Transaction Document will be duly and validly executed by Buyer at or prior to the Closing and, upon such execution and delivery by Buyer and the due and valid execution and delivery of such Transaction Document by each other party thereto, will constitute a valid and binding agreement of Buyer.

Section 4.03.                             Governmental Authorization.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; and (ii) compliance with each of the matters set forth on Section 4.03 of Buyer’s Disclosure Schedules.

Section 4.04.                             Noncontravention.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the certificate of formation or operating agreement (or similar governing documents) of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer.

Section 4.05.                             Reserved.

Section 4.06.                             Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer currently threatened against or affecting Buyer, (i) which, if adversely determined, could reasonably be expected to adversely affect Buyer’s ability to perform hereunder or (ii) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

Section 4.07.                             Finders’ Fees.  Other than Macquarie Capital, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.08.                             Inspections; No Other Representations.  Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets and the equity interests of New Sub, if it is formed, as contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement.  Buyer acknowledges that Seller has given Buyer access to the key employees, documents and facilities of the Business.  Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary.  Buyer agrees to accept the Purchased Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.

Section 4.09.                             Gaming Approvals.  Buyer represents and warrants that Buyer has no knowledge of any circumstances that would prevent Buyer from obtaining its Gaming Approvals.

ARTICLE 5
COVENANTS OF SELLER

Seller agrees that:

Section 5.01.                             Conduct of the Business.   From the date hereof until the Closing Date, except as set forth on Section 5.01 of the Disclosure Schedule or as contemplated by any of the Transaction Documents, Seller shall conduct the Business in the ordinary course consistent with Seller’s past practice and shall use its reasonable efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the current Business Employees.

Section 5.02.                             Access to Information.  (a) From the date hereof until the Closing Date, Seller will (i) give Buyer and its Representatives reasonable access to the offices, properties, books and records of Seller relating to the Business, (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the Business.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller.  Notwithstanding the foregoing, (A) Buyer shall not have access (1) to personnel records of Seller or its Affiliates relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller or its Affiliates to risk of liability, (2) for purposes of conducting any environmental sampling or testing or (3) to any information relating to any Retained Business and (B) Seller may withhold, as and to the extent necessary to avoid contravention or waiver, any document or information the disclosure of which would violate any agreement or any Applicable Law or would result in the waiver of any legal privilege or work-product privilege.

(b)                                 On and after the Closing Date, Seller will afford promptly to Buyer and its Representatives reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller.  Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.03.                             Delivery of Financial Information.  From the date hereof until the Closing Date, Seller shall furnish to Buyer on a monthly basis and within 15 days after the end of each calendar month, unaudited balance sheets of the Business as of the end of each such month, and the unaudited statements of operations for the month then ended.

Section 5.04.                             Seller Deposit.  On or before the later of (i) 30 days after the date hereof and (ii) 5 Business Days after Seller (or its Affiliate) delivers the Seller Lender Consent, if this Agreement has not been terminated in accordance with Article 12 prior to such time, Seller or its Affiliate shall pay an aggregate amount equal to the Deposit Amount to the Escrow Agent pursuant to this Section 5.04 and Section 6.02 of the AG Agreement.   If Seller (or its Affiliate) delivers the Seller Lender Consent, Seller shall comply with its obligations under the Seller Lender Consent and shall not agree to any material amendment or modification to the Seller Lender Consent without first consulting with Buyer and, if such amendment, modification or waiver would or would reasonably be expected to adversely affect or delay in any respect Seller’s ability to consummate the Closing, receiving Buyer’s prior written consent.

Section 5.05.                             Employee Matters.  Except as set forth on Section 5.05 of the Disclosure Schedule, as may be required by Applicable Law, Contracts in effect on the date hereof  or Employee Plans or with the consent of Buyer (such consent not to be unreasonably withheld), Seller will, and will cause New Sub (if it is formed) to, refrain from directly or indirectly:

(a)                                  making any increase in the salary, wages or other compensation of any Business Employee whose annual salary is, or after giving effect to such change, would be $150,000 or more per annum; or

(b)                                 granting, funding or accelerating the vesting of any payment or benefit award to any Business Employee.

Section 5.06.                             Certain Restrictions.  From the date hereof until the Closing Date, Seller will, and will cause New Sub (if it is formed) to, refrain from engaging with any Person in any merger, consolidation or other business combination or entering into any Contract to do or engage in any of the foregoing.

Section 5.07.                             Cooperation with Real Property Matters.   Prior to Closing, Seller shall cooperate with all reasonable requests of Buyer and its lenders, in connection with obtaining the Buyer Lender Consent and consummating the transactions contemplated thereby, to allow Buyer to obtain surveys, title commitments and Phase I environmental assessment reports (at Buyer’s sole cost) as may be reasonably requested by Buyer’s lenders with respect to the Real Property included in the Purchased Assets.  Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with any such cooperation at the request of Buyer.

Section 5.08.                             Repayment of Indebtedness.  At or prior to Closing, Seller shall deliver to Buyer evidence that all Indebtedness secured by or otherwise affecting the Purchased Assets has been terminated, repaid or otherwise amended to irrevocably release any claim against the Purchased Assets, including evidence of the release of all Liens on the Purchased Assets, evidence of the release of the Purchased Assets as collateral, and granting Buyer the authority to file UCC-3 termination statements, if applicable.

ARTICLE 6
COVENANTS OF BUYER

Buyer agrees that:

Section 6.01.                             Access.  On and after the Closing Date, Buyer will afford promptly to Seller and its Representatives reasonable access to its properties,

books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer.

Section 6.02.                             Buyer Lender Consent; Buyer Deposit.

(a)                                  Buyer shall obtain the Buyer Lender Consent as promptly as practicable (but in no event later than 10 Business Days prior to the Closing Date) and, to the extent reasonably requested by Seller, shall keep Seller informed on a current basis in reasonable detail of the status of its efforts to obtain the Buyer Lender Consent.  Buyer shall comply with its obligations under the Buyer Lender Consent and shall not agree to any material amendment or modification to the Buyer Lender Consent without first consulting with Seller and, if such amendment, modification or waiver would or would reasonably be expected to adversely affect or delay in any respect Buyer’s ability to consummate the Closing, receiving Seller’s prior written consent.

(b)                                 On or before the later of (i) 30 days after the date hereof and (ii) 5 Business Days after Seller (or its Affiliate) delivers the Seller Lender Consent, if this Agreement has not been terminated in accordance with Article 12 prior to such time, Buyer or its Affiliate shall pay an aggregate amount equal to the Deposit Amount to the Escrow Agent pursuant to this Section 6.02(b) and Section 5.04(b) of the AG Agreement.

Section 6.03.                             Gaming and Liquor License Matters.  Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to obtain, as promptly as practicable, each of the Gaming Approvals and Liquor Approvals.  In furtherance and not in limitation of the foregoing, Buyer shall (a) make all necessary applications and filings, including payment of fees and investigative expenses, with respect to each Gaming Approval or Liquor Approval on or before the later of (i) 30 days after the date hereof and (ii) 5 Business Days after Seller (or its Affiliate) delivers the Seller Lender Consent (to the extent not already made prior to the date hereof), (b) supply as promptly as practicable any additional information, materials or fees that may be requested by the applicable authorities in connection each Gaming Approval, and (c) if any applicable authority raises an objection with respect to the transactions contemplated by any of the Transaction Documents or otherwise objects to providing a Gaming Approval (or raises any areas of concern with respect to any applicant or application filed by Buyer) or any Liquor Approval, Buyer shall use its commercially reasonable efforts to promptly resolve any such objections or areas of concern.  Buyer shall keep Seller informed of all communication between Buyer and any Governmental Authority with respect to the Gaming Approvals and Liquor Approvals and shall provide Seller with any information reasonably requested by Seller with respect to such matters.  Set forth on Section 6.03 of Buyer’s Disclosure Schedule is a list of all Gaming Approvals and Liquor Approvals required, the current status thereof

(including the filing status), and any correspondence with the applicable Governmental Authority with whom such filing was made.

ARTICLE 7
COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01.                             Reasonable Efforts; Further Assurance; Transition Services.  (a) Subject to (and without limiting) the terms and conditions of this Agreement, Buyer and Seller will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by the Transaction Documents.  Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents, to vest in Buyer ownership of the Purchased Assets and New Sub, if it is formed, and to assure the assumption by the Buyer of the Assumed Liabilities.  Notwithstanding anything to the contrary herein, Seller shall have no obligation to obtain, accept or deliver the Seller Lender Consent unless the terms and conditions thereof are satisfactory in the sole and absolute discretion of Seller; provided, that Seller shall work in good faith with its current and prospective lenders in order to obtain such Seller Lender Consent on terms mutually satisfactory to Seller and such lenders.

(b)                                 In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make appropriate filings pursuant to applicable Competition Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act on or before the later of (i) 30 days after the date hereof and (ii) 5 Business Days after Seller delivers the Seller Lender Consent.  Each of Buyer and Seller shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c)                                  If any objections are asserted with respect to the transactions contemplated by any of the Transaction Documents under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by any of the Transaction Documents as violative of any Competition Law, each of Buyer and Seller shall use its commercially reasonable efforts to promptly resolve such objections.

(d)                                 Prior to the Closing, Buyer and Seller shall work together in good faith to identify transition services that may be required to be provided by the parties to ensure the orderly transfer and transition of the Purchase Assets, Assumed Liabilities and the Business from Seller to Buyer.  The parties shall provide such transition services at no additional cost and for a period to be mutually agreed upon (and expected to be between six and nine months following the Closing).

Section 7.02.                             Certain Filings.  Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

Section 7.03.                             Alternative Closing Arrangements.

(a)                                  In the event all of the conditions to Closing set forth in Article 10 of this Agreement are satisfied (other than (i) any conditions that by their nature are to be satisfied at the closing, (ii) the condition set forth in Section 10.01(e)) and, at such time, the conditions to closing set forth in Article 10 of the AG Agreement are not reasonably expected to be satisfied within 30 days thereafter, the parties shall cooperate in good faith to enter into mutually agreeable alternative arrangements reasonably acceptable to each such party and applicable regulatory bodies and agencies whereby (A) the Closing under this Agreement would occur, and (B) Seller (or its Affiliate) would receive the benefits and bear the burdens of ownership of the Pahrump Casino Business and the Slot Route Business and Buyer would receive the consideration under the AG Agreement (the arrangements contemplated by clauses (A) and (B), “Alternative Closing Arrangements”).

(b)                                 In furtherance of and without limiting the generality of the foregoing, (i) the Alternative Closing Arrangements shall include (A) the payment of the consideration and the delivery of the items described in Sections 2.08, 2.10, 2.11 and 2.12 of this Agreement and the corresponding provisions of the AG Agreement, and (B) a sale-leaseback arrangement or other arrangement reasonably acceptable to the parties and applicable regulatory bodies and agencies with respect to the Business or the Pahrump Casinos Business and the Slot Route Business, as the case may be, which arrangement will provide, among other things, that (x) rent (or the equivalent thereof under such other arrangement) shall be payable monthly based on the EBITDA of the Business or the Pahrump Casino Business and the Slot Route Business, as the case may be, for the corresponding calendar month from the prior year (subject to appropriate adjustments (e.g., for seasonality and non-recurring items) as may be agreed upon by the parties) (in either case, the “Rental Payment”) and (y) the restricted party is solely responsible for the disposal of the Business or the Pahrump Casinos Business and the Slot Route Business, as the case may be, in the event such restricted party cannot ultimately satisfy all of the conditions to Closing set forth in Article 10 of this Agreement or in Article 10 of the AG Agreement, as the case may be, and the benefit or burden of such disposal shall be borne by such restricted party and (ii) the parties shall negotiate in good faith to reach forms of definitive documentation for such Alternative Closing Arrangements, including the Rental Payment, within 30 days of the date hereof.

Section 7.04.                             Public Announcements.  Buyer shall consult with Seller before issuing any press release or making any other public statement with respect to any Transaction Document or the transactions contemplated hereby or thereby, except for any current report on Form 8-K filed by Seller and press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, and Buyer shall not issue any such press release or make any such public statement unless the content of such press release or public statement shall have been agreed upon by Seller.

Section 7.05.                             Notices of Certain Events; Schedule Updates.

(a)                                  Each of Seller and Buyer shall promptly notify the other party of:

(i)                                     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;

(ii)                                  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Documents; and

(iii)                               any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to, in the case of Seller, Section 3.10 or, in the case of Buyer, Section 4.06.

(b)                                 At any time prior to the Closing, Seller may disclose additional exceptions to the representations and warranties set forth in Article 3 by delivering written notice of such exceptions to Buyer (each, a “Schedule Update”) provided that the exceptions contained therein shall only be considered a Schedule Update if such exceptions (i) were previously omitted in good faith, (ii) did not need to be disclosed to make the representations and warranties set forth in Article 3 true and correct as of the date hereof, (iii) are caused by events which first occurred following the date hereof, and (iv) individually or in the aggregate with other exceptions or any other breaches of this Agreement, have not and would not reasonably be expected to result in a Material Adverse Effect.  Each Schedule Update shall be deemed to modify the representations and warranties made by Seller herein as of the Closing Date for purposes of determining whether the condition to Closing set forth in Section 10.02(b) has been satisfied; provided that no Schedule Update shall be deemed to modify the representations and warranties made by Seller herein for purposes of any claim for indemnification by Buyer hereunder.

Section 7.06.                             Reserved.

Section 7.07.                             Tax Reporting.  Unless the parties agree otherwise, Buyer and Seller shall apply the “standard procedure” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Buyer and Seller shall also apply the “alternate procedure” of Revenue Procedure 2004-53 for purposes of Internal Revenue Service Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).

Section 7.08.                             Noncompetition.

(a)                                  The Seller hereby covenants with Buyer that from the Closing Date until the date that is five (5)  years following the Closing Date, none of the Seller or its Affiliates shall, directly or indirectly, for their own account, or as a partner, member, advisor or agent of any partnership or joint venture, or as a trustee, officer, director, shareholder, advisor or agent of any corporation, trust or other business organization or entity, own, manage, join, participate in, encourage, support, finance, be engaged in, have an interest in, give financial assistance or advice to or be concerned in any way in the ownership, management, operation, control or conducting with any gaming business anywhere within 10 miles of Black Hawk, Colorado or within 10 miles of Central City, Colorado.

(b)                                 The parties agree that the remedy of the Buyer at law for any actual or threatened breach of this Section 7.08 by the Seller or its Affiliates would be inadequate and that, in the event of such actual or threatened breach, in addition to any other remedy available to it, Buyer shall be entitled to specific performance hereof, injunctive relief, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order.  The remedies provided for in this Section 7.08 are non-exclusive and are in addition to each other and to any other remedy available elsewhere in this Agreement or available generally at law or in equity.

(c)                                  If any portion of this Section 7.08 is held to be unreasonable, arbitrary or against public policy, provisions of this Section 7.08 shall be considered divisible both as to time and as to geographical areas; and each month of each year of the specified period shall be deemed to be a separate period of time.  In the event any court determines the specified time period or geographical area to be unreasonable, arbitrary or against public policy, the lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced.  Notwithstanding the foregoing, Seller agrees to honor the terms of this Section 7.08 for the time periods and areas specified herein and not to contest the enforceability of such periods or areas.

Section 7.09.                             Conflicts; Privileges.  (a) Buyer waives and will not assert, and agrees to cause its Affiliates (including, after the Closing, New Sub, if it is formed) to waive and not to assert, any conflict of interest arising out of or relating to the representation after the Closing of Seller, any Retained Subsidiary or any shareholder, officer, employee or director of Seller or any Retained Subsidiary in any matter involving any Transaction Document or the transactions contemplated thereby, by any legal counsel or accountant currently representing Seller, any Retained Subsidiary or New Sub, if it is formed, in connection with the Transaction Documents or the transactions contemplated thereby (the “Current Representation”).

(b)                                 It is the intent of Seller and Buyer that all rights to any evidentiary privilege, including any attorney-client, work product or federally authorized tax practitioner privilege, with respect to any communication between any legal counsel or other Person, on the one hand, and Seller, any Subsidiary of Seller (including New Sub, if it is formed) or any shareholder, officer, employee or director of Seller or any Subsidiary of Seller, on the other hand, relating to (i) the Current Representation or (ii) any Excluded Asset, Excluded Liability or Retained Subsidiary shall, in the case of each of clauses (i) and (ii), be retained by Seller.  Accordingly, Buyer waives and will not assert, and agrees to cause its Affiliates (including, after the Closing, New Sub, if it is formed) to waive and not to assert, including in connection with any dispute with Seller, any evidentiary privilege with respect to any such communication.

(c)                                  Seller and Buyer agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 7.09.

Section 7.10.                             Confidentiality.  The Confidential Disclosure Agreement, dated July 5, 2011, between Buyer and Seller, as amended (the “Confidentiality Agreement”), shall remain in full force and effect and shall survive the Closing or any termination of this Agreement; provided, however if this Agreement is terminated by Seller pursuant to Section 12.01(e), the amendment to the Confidentiality Agreement, dated as of August 20, 2011, shall automatically terminate and shall be of no further force or effect.

ARTICLE 8
TAX MATTERS

Section 8.01.                             Tax Matters.  Except as set forth in Schedule 8.01, since the Look-Back Date:  (a) Seller has prepared and duly and timely filed (taking into account any extensions properly obtained), or caused to be duly and timely filed, all material Tax returns relating to the Purchased Assets that it was required to file, and all Tax returns described above are true, correct and complete in all material respects; (b) All material Taxes imposed on or with respect to the Purchased Assets or for which Buyer may become liable as a result of acquiring the Purchased Assets, that are due and owing (whether or not shown on any Tax return) have been paid; (c)  no Tax audits, claims, examinations, disputes, investigations or administrative or judicial Tax proceedings are being conducted with respect to the Purchased Assets and no material action, suit, proceeding or audit is claimed or threatened by any Taxing Authority in writing for the assessment or collection of any Tax relating to the Purchased Assets; (d)  New Sub, if it is formed, is disregarded as an entity separate from Seller for U.S. federal and, where applicable, state and local income tax purposes, (e) Seller and each of its Subsidiaries has timely reported, withheld, and remitted, as applicable, with respect to its employees, independent contractors and other parties, all Taxes required to be reported and/or withheld and remitted; (f) there are no tax sharing, allocation, indemnification or similar agreements  that will have continuing effect after the Closing as between New Sub, if it is formed, and any other Person.  Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 8.01 are the sole and exclusive representations and warranties of Seller with respect to Tax matters, including laws applicable to Taxes.

Section 8.02.                             Tax Cooperation; Allocation of Taxes.  (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date.  On or after the end of such period, each party shall provide the other with at least ten (10) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

(b)                                 Seller shall indemnify Buyer and hold it harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of Seller for the Business or relating to the Purchased Assets for all Pre-Closing Tax Periods and Taxes relating to a breach of a representation in Section 8.01; provided that Seller shall not indemnify Buyer for (i) Taxes from transactions outside the ordinary course taken after the Closing on the Closing Date and (ii) Taxes due to a breach by Buyer of Section 8.02(d) to the extent the Tax would not have arisen absent such breach.

(c)                                  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which Seller or any Subsidiary thereof holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of any other Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such other Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)                                 Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Purchased Assets that include the Straddle Period but are filed after the Closing Date.  Except as required by Law, such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Seller. Buyer shall permit Seller to review, comment and consent, which shall not be unreasonably withheld, on each Pre-Closing Period Tax return prior to filing and shall make such revisions to such Tax returns as are reasonably requested by Seller.  Buyer shall not, without Seller’s prior written consent, such consent not to be unreasonably withheld, condition, or delayed, (i) amend any Pre-Closing Tax Period Tax return or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period.

(e)                                  Buyer shall promptly notify Seller in writing upon receipt of a written notice of any pending or threatened Tax audits or assessments for which Buyer may be entitled to indemnification pursuant to this Agreement (each, a “Tax Contest”) provided that Buyer’s failure to so notify Seller shall not limit Seller’s indemnification obligations hereunder except to the extent Seller’s ability to settle, compromise or contest any Tax is materially prejudiced by such failure.  Seller shall have the sole right to represent (through counsel of its choice at its expense) New Sub, if it is formed, in respect of, and shall have control of the defense, compromise or other resolution of, any federal Tax Contest relating to any Pre-Closing Tax Period; provided that Buyer shall have the right to participate in such contest at its own expense (including through counsel or other advisors of its choice).  Neither Buyer nor Seller shall settle, compromise or otherwise resolve a Tax Contest, except with the prior written consent of the other (not to be unreasonably withheld, conditioned, or delayed).

(f)                                    Any refund received for Taxes (including interest in respect thereof) with respect to the Purchased Assets or the Business shall be promptly paid (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the party receiving the benefit of the offset) as follows:  (i) to Seller, if attributable to Taxes with respect to any Pre-Closing Tax Period if such Taxes were paid prior to the Closing, taken into account in determining the Final Working Capital Amount or Seller previously indemnified Buyer for such Taxes; and (ii) otherwise to Buyer.

(g)                                 All liabilities for sales, use, value added, registration, documentary, stamp and transfer Taxes, recording charges and similar Taxes, fees or charges imposed as a result of the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid 100% by Buyer, other than any Transfer Taxes resulting from the Pre-Closing Contribution which shall be paid 100% by Seller.  Each party shall indemnify the other for Transfer Taxes allocated to such first party.  Buyer and Seller shall cooperate in filing all necessary Tax Returns under Applicable Law with respect to Transfer Taxes.

ARTICLE 9
PERSONNEL MATTERS

Section 9.01.                             Business Employees.  Buyer shall (or will cause one of its Subsidiaries to) (i) continue the employment on and after the Closing Date of each Business Employee who is employed by New Sub, if it is formed and (ii) on or prior to the Closing Date, make an offer of employment to each other Business Employee listed on Section 9.01 of the Disclosure Schedules, in both cases on the terms set forth in this Section 9.01.  For the avoidance of doubt, Business Employees include any Business Employee who is, immediately prior to the Closing, absent from work on account of paid time-off, vacation, sick or personal leave, short- or long-term disability or leave of absence and any Business Employee for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or law; provided that, with respect to any Business Employee who is not actively at work as of the Closing, Buyer shall offer employment, effective as of the date such employee can first return to active employment (so long as such date is within six months of the Closing Date), as soon as practicable after such Business Employee notifies Buyer of his or her ability to return to active employment.  All Business Employees who (i) accept in writing Buyer’s offer of employment,  do not revoke such acceptance, and report to work for Buyer or (ii) otherwise continue in employment immediately following the Closing with the New Sub, if it is formed shall collectively be the “Transferred Employees”.  Seller shall not make any competing offers of employment to, or otherwise solicit the employment of, any Business Employee from the date hereof until six months following Closing.

Section 9.02.                             Maintenance of Compensation and Employee Benefits.  (a) As of the Closing Date or, if later, the date a Business Employee becomes a Transferred Employee, Buyer shall offer (or will cause to be offered) each Transferred Employee participation in one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Buyer DC Plan”) on the same basis as similarly situated employees of Buyer and its Subsidiaries and on terms that reflect the service credit provisions of Section 9.02(b).  Effective as of the Closing Date or any subsequent date reasonably determined by Buyer (no later than the 60th day following the Closing Date), Transferred Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under any defined contribution plan and trust intended to qualify under Section 401(a) of the Code that is sponsored by Seller or any of its Affiliates to the Buyer DC Plan in the form of cash and participant loan notes, subject to the terms and conditions of the Buyer DC Plan.

(b)                                 Buyer shall grant (or will cause to be granted) each Transferred Employee credit for years of prior service for purposes of eligibility and vesting (but not benefit accrual) with the Seller or any of its Affiliates or their respective predecessors under employee benefit plans of Buyer or its Subsidiaries in which the Transferred Employee is participating following Closing, to the extent such service was recognized for such Person under similar Employee Plans prior to Closing and would not result in the duplication of benefits.

(c)                                  As of the Closing Date or, if later, the date a Business Employee becomes a Transferred Employee, each Transferred Employee shall cease participation in the health and welfare benefit plans of Seller and any of its Affiliates (other than New Sub, if it is formed) (each, a “Seller Welfare Plan”) and commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and its Subsidiaries on the same basis as similarly situated employees of Buyer and its Subsidiaries.  Seller and its Affiliates (other than New Sub, if it is formed) shall be responsible for claims incurred under a Seller Welfare Plan for Transferred Employees prior to the Closing Date or, if later, the date a Business Employee becomes a Transferred Employee.  All claims incurred with respect to Transferred Employees on or after the Closing Date or, if later, the date a Business Employee becomes a Transferred Employee, shall be the responsibility of Buyer and its Subsidiaries.  For purposes of this Section 9.02(c), the following claims shall be deemed to be incurred as follows:  (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits; (ii) health or medical, dental, vision care and/or prescription drug benefits, upon provision of such services, materials or supplies; and (iii) short- and long-term disability benefits, upon the event that gives rise to the disability.

(d)                                 Buyer shall (or will cause one of its Subsidiaries to):

(i)                                     waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any health and welfare plans in which such Transferred Employees are eligible to participate after the Closing Date to the extent that such limitations were waived under the applicable Employee Plan; and

(ii)                                  provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans that such Transferred Employees are eligible to participate in after the Closing Date.

(e)                                  Buyer’s obligations, as applicable, under this Sections 9.02 are contingent upon Seller furnishing sufficient information to Buyer in sufficiently usable form to enable Buyer to reasonably administer benefit plan service and enable Buyer to disclose all required information requested by its insurers or third party administrators.  Prior to Closing, Seller shall provide to Buyer, as reasonably requested by Buyer, (i) an updated list of Business Employees, and (ii) any updated information with respect to such employees, in each case, that is of the same type of list or employee information, as applicable, that Seller provided to Buyer prior to the date hereof, to the extent such information is reasonably necessary to make the offers contemplated by Section 9.01 hereof.

Section 9.03.                             Employee Communications.  Seller and Buyer shall reasonably cooperate in communications with Business Employees with respect to employee benefit plans maintained by Seller or Buyer and with respect to other matters arising in connection with the transactions contemplated by the Transaction Documents.

Section 9.04.                             Acknowledgement.  Buyer and Seller acknowledge and agree that nothing contained in this Article 9 shall be construed to limit in any way the ability of Buyer or its Subsidiaries to terminate the employment of any Transferred Employee from and after the Closing Date.

Section 9.05.                             No Third-party Beneficiaries.  Without limiting the generality of Section 13.07, nothing in this Article 9, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person other than the parties to this Agreement and their respective successors and assigns, including any current or former employee Business Employee (including any Transferred Employee) to continued employment, any severance or other benefits from Seller, Buyer or any of their respective Affiliates.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01.                       Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each party) of the following conditions:

(a)                                  any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

(b)                                 all approvals of Governmental Authorities listed on Section 10.01(b) of the Disclosure Schedule shall have been obtained;

(c)                                  no provision of any Applicable Law shall prohibit the consummation of the Closing;

(d)                                 Seller or its Affiliate shall have delivered the Seller Lender Consent; and

(e)                                  subject to Section 7.03, the concurrent closing of the transactions contemplated by the AG Agreement.

Section 10.02.                       Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Buyer) of the following further conditions:

(a)                                  Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

(b)                                 the representations and warranties of Seller contained in this Agreement  shall be true and correct as of the date hereof (without giving effect to any materiality, material adverse effect or other similar qualifications contained therein), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)                                  Buyer shall have received a certificate signed by an officer of Seller to the foregoing effect;

(d)                                 from the date of this Agreement, there shall have been no Material Adverse Effect on the Business; and

(e)                                  Seller shall have delivered to Buyer a certificate, duly executed by Seller and in form and substance acceptable to Buyer indicating that Seller is not a foreign person within the meaning of Code Section 1445(f)(3).

Section 10.03.                       Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Seller) of the following further conditions:

(a)                                  Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

(b)                                 the representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing Date, as if made at and as of such date; and

(c)                                  Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01.                       Survival.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 3.02, 3.04, 3.16 and 4.02; (b) until sixty (60) days after the expiration of all applicable statutes of limitation (including all period of extension, whether automatic or permissive) with respect to matters covered by Section 3.17 and Article 8; (c) until the third anniversary of the Closing Date with respect to the representations and warranties contained in Section 3.18; or (d) until the date that is 18 months following the Closing Date in the case of all other representations and warranties.  The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.  Notwithstanding the preceding two sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.                       Indemnification.  (a) Effective at and after the Closing, Seller indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all losses, liabilities, obligations, claims, charges, actions, suits, proceedings, damages, penalties, Taxes, costs, fees and expenses (including reasonable attorneys’ fees and expenses) (“Damages”) paid or incurred by Buyer as a result of:

(i)                                     any misrepresentation or breach of warranty (determined without giving effect to any materiality, material adverse effect or other similar qualifications contained therein) (each such misrepresentation and breach of warranty, a “Warranty Breach”),  or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

(ii)                                  any Excluded Liability;

provided that with respect to indemnification by Seller for Warranty Breaches pursuant to Section 11.02(a)(i) (other than a breach of the representation and warranty set forth in Section 3.14), (A) Seller shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds $500,000  and then only to the extent of such excess and (B) Seller’s maximum liability for all such Warranty Breaches shall not exceed $8,000,000.

(b)                                 Effective at and after the Closing, Buyer indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all losses or damages incurred or suffered by Seller or any of its Affiliates arising out of:

(i)                                     any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; or

(ii)                                  any Assumed Liability;

provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to Section 11.02(b)(i), (A) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $500,000  and then only to the extent of such excess and (B) Buyer’s maximum liability for all such Warranty Breaches shall not exceed $8,000,000.

Section 11.03.                       Procedures.  (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)                                 The Indemnifying Party shall be entitled to participate in the defense of any claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

(c)                                  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)                                 Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)                                  In the event any Indemnified Party should have a claim under Section 11.02 against any Indemnifying Party that does not involved a Third Party Claim, the Indemnified Party shall deliver a notice specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such claim (the “Indemnity Notice”) with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within 30 days following the Indemnifying Party’s receipt of the Indemnity Notice, the Damages arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.02 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand following the final determination thereof.  If the Indemnifying Party has timely disputed its liability with respect the such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 30 days, such dispute shall be judicially adjudicated in accordance with Section 13.05 and Section 13.06.

(f)                                    Each Indemnified Party must mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement.  If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(g)                                 Each Indemnified Party shall use its reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

Section 11.04.                       Calculation of Damages.  (a) The amount of any Damages payable under Section 11.03 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor and (ii) any net Tax benefit actually realized by the Indemnified Party in the year of the indemnification arising from the incurrence or payment of any such Damages.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)                                 Any indemnification payment made pursuant to this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price for Tax purposes.

Section 11.05.                       Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 11.06.                       Exclusive Remedy.  Effective as of the Closing, except as specifically set forth in this Agreement or any other Transaction Document, Buyer waives any rights and claims Buyer may have against Seller, whether in law or in equity, relating to the Business or the transactions contemplated hereby or thereby.  The rights and claims waived by Buyer include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.  After the Closing, Sections 7.06 and 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 5.02 and 6.01) or other claim arising out of this Agreement or the transactions contemplated hereby.

ARTICLE 12
TERMINATION

Section 12.01.                       Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written agreement of Seller and Buyer;

(b)                                 by either Seller or Buyer, by written notice to the other party, if the Closing shall not have been consummated on or before September 20, 2012 (the “End Date”); provided, however, that (i) in the event that all of the conditions to closing set forth in Section 10.01 (other than 10.01(b)) have been satisfied or waived and the condition set forth in Section 10.01(b) has not been because a Gaming Authority is still conducting its investigation of Buyer or has referred Buyer’s application for Gaming Approval to such Gaming Authority staff, and (ii) such Gaming Authority has not denied its approval or consent, then the End Date shall be extended from September 20, 2012 until December 20, 2012;

(c)                                  by either Seller or Buyer, by written notice to the other party, if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)                                 by Buyer, upon written notice to Seller, if there shall have been a breach of any of Seller’s representations, warranties, or covenants set forth herein which has rendered the satisfaction of any conditions set forth in Section 10.02 permanently incapable of fulfillment, such violation or breach has not been waived by Buyer, and the breach has not been cured within 30 days following Buyer’s written notice of such breach to Seller and is not capable of being cured prior to the End Date; provided that the right to terminate this Agreement by Buyer shall not be available to Buyer if Buyer is then in breach of any of its representations, warranties, covenants or agreements set forth herein;

(e)                                  by Seller upon written notice to Buyer, if there shall have been a breach of any of Buyer’s representations, warranties, or covenants set forth herein which has rendered the satisfaction of any conditions set forth in Section 10.03 permanently incapable of fulfillment, such violation or breach has not been waived by Seller, and the breach has not been cured within 30 days following Seller’s written notice of such breach to Buyer and is not capable of being cured prior to the End Date; provided that the right to terminate this Agreement by Seller shall not be available to Seller if Seller is then in breach of any of its representations, warranties, covenants or agreements set forth herein;

(f)                                    (i) by either Seller or Buyer, by written notice to the other party, if Seller fails to deliver the Seller Lender Consent within 30 days of the date hereof until such time as Seller delivers the Seller Lender Consent, and (ii) by Buyer, by written notice to Seller within 5 calendar days of Buyer’s receipt of the Seller Lender Consent notifying Seller that Buyer is not reasonably satisfied with the Seller Lender Consent solely as to the timing, certainty or the ability of Seller to meet all its obligations contemplated hereby; or

(g)                                 by either Seller or Buyer, by written notice to the other party, if the AG Agreement is validly terminated in accordance with its terms.

Section 12.02.                       Effect of Termination.  If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder or Representative of such party) to the other party to this Agreement (other than as contemplated in the last sentence of this Section 12.02(a) with respect to the provisions of this Agreement that will survive any such termination); provided that, if such termination shall result from the breach of this Agreement, such breaching party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such breach (including, without limitation, Damages resulting from the loss of the economic benefit of the transactions contemplated by the Purchase Agreements).  The provisions of Sections 12.02, 13.02, 13.04 13.05 and 13.06 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

Section 13.01.                       Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Seller, to:

Golden Mardi Gras, Inc.
6595 South Jones Boulevard
Las Vegas, NV 89118
Attention: Matt Flandermeyer
Facsimile No.: (702) 495-4302

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa St., 30th Floor
Los Angeles, CA 90017
Attention: Kenneth J. Baronsky
Facsimile No.: (213) 629-5069

if to Buyer, to:

Affinity Gaming, LLC
3440 West Russell Road
Las Vegas, NV 89118
Attention:	Legal Department
Facsimile No.: (702) 227-9498

with a copy to:

Kirkland & Ellis
300 North LaSalle
Chicago, IL 60654
Attention:	Marc D. Browning
Linda K. Myers, P.C.
Facsimile No.: (312) 862-2200

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.                       Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.                       Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.04.                       Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may assign any or all of its rights, interests and obligations hereunder (including its rights under Article 11) to (a) to an Affiliate of Buyer, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein and Buyer remains liable for its obligations under this Agreement or (b) any financial institution or other entity providing purchase money or other financing to Buyer from time to time as collateral security for such financing.

Section 13.05.                       Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without regard to the conflicts of law rules of such state.

Section 13.06.                       Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the U.S. district courts for the State of Nevada or any Nevada state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Nevada, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07.                       Counterparts; Effectiveness; No Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.08.                       Entire Agreement.  The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 13.09.                       State Unemployment Tax Experience Rating.  At the option of Buyer, and to the extent permitted by Applicable Law, Seller will use commercially reasonable efforts to transfer to Buyer on or after Closing the Colorado unemployment tax experience rating of the Business and any unemployment tax reserve balance with the State of Colorado, not including, however, any refunds due and owing to Seller.  In the event Buyer elects to have such experience rating so transferred and such experience rating may be transferred under Applicable Law, Seller will cooperate and assist Buyer in accomplishing such transfer.

Section 13.10.                       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.11.                       Disclosure Schedule.  The parties acknowledge and agree that (i) the inclusion of any items or information in the Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Buyer, (ii) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iii) if any section of the Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedule or the statements contained in any Section of Article 3 readily apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (iv) except as provided in clause (iii) above, headings have been inserted in the Disclosure Schedule for convenience of reference only, (v) the Disclosure Schedule is qualified in their entirety by reference to specific provisions of this Agreement and (vi) the Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement.

Section 13.12.                       Funds Escrow to Comply with Colorado Revised Statutes.  Seller acknowledges and agrees that there may be withheld from funds payable to Seller at the Closing such amounts as shall be necessary to comply with the provisions of C.R.S. 39-22-604.5.  To the extent any such funds are withheld from Seller by Buyer, Buyer shall deposit such funds into escrow to be held by Escrow Agent until such time as Seller furnishes Escrow Agent with receipts or certificates provided for in said statute certifying that the applicable obligations have been paid or discharged or that funds out of the Purchase Price sufficient for such purpose are held by Escrow Agent.  If Seller does not produce such receipts, certificates or evidence within the time periods provided for in said statutes, or if any lien or other claim therefor is asserted against Buyer or the Purchased Assets, Escrow Agent may pay such sums as may be required by such statutes to the appropriate authority.

Section 13.13.                       Specific Performance.  The parties agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

Section 13.14.                       Special Taxing Districts.  SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY IS LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY, AND BY OBTAINING FURTHER INFORMATION FROM THE BOARD OF COUNTY COMMISSIONERS, THE COUNTY CLERK AND RECORDER, OR THE COUNTY ASSESSOR.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AFFINITY GAMING, LLC

By:
Name:
Title:

GOLDEN MARDI GRAS, INC.

By:
Name:
Title:

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [          ], 2011, between Affinity Gaming, LLC, a Nevada limited liability company (“Buyer”), and Golden Mardi Gras, Inc., a Nevada corporation (“Seller”).

W I T N E S S E T H :

WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated as of September 20, 2011 between Buyer and Seller (the “Asset Purchase Agreement”; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined); and

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller and the Retained Subsidiaries with respect to the Purchased Assets and the Business;

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

1.             (a) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller and the Retained Subsidiaries in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any Purchased Asset if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, Seller or any of the Retained Subsidiaries thereunder.

(b)           Buyer does hereby accept all the right, title and interest of Seller and the Retained Subsidiaries in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Seller and the Retained Subsidiaries to be performed under the Purchased Assets except to the extent liabilities thereunder constitute Excluded Liabilities.

2.             This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without regard to the conflicts of law rules of such state.

3.             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AFFINITY GAMING, LLC

By:
Name:
Title:

GOLDEN MARDI GRAS, INC.

By:
Name:
Title: